Exhibit 10.1

PERFORMANCE FOOD GROUP COMPANY

12500 West Creek Parkway,

Richmond, VA 23238

March 4, 2019

Ms. Carol A. O’Connell

2587 Park Ridge Drive

Southport, NC 28461

Dear Carol:

This letter agreement (the “Letter Agreement”) sets forth the terms and conditions of your termination of employment with Performance Food Group Company (the “Company”) as authorized by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Compensation Committee”).

1.	Your employment with the Company will end at the close of business on August 2, 2019 (your “Termination Date”).

2.

You will be paid your normal salary and remain eligible for employer-provided benefits through your Termination Date, assuming you continue performing your essential job functions at a satisfactory level.    In addition:

a.	You have a right to “COBRA” continuation coverage under the Company’s health plans. You will receive additional information about your COBRA rights from Ms. Tammy Cummings.

b.	You are entitled to a lump sum payment equal to your accrued but unused vacation days (up to a maximum of $24,519) payable thirty (30) days after your Termination Date.

c.

You are also entitled to your full year annual bonus under the Company’s Annual Incentive Plan (the “AIP”) for the fiscal year ending June 30, 2019, the amount of which shall be subject to the Company’s satisfactory achievement of pre-established performance goals as approved by the Compensation Committee. The bonus shall be paid at the same time such bonuses are paid to other participants in the AIP, which typically occurs no later than September 30, of each year. You will not be entitled to any annual bonus under the AIP for the fiscal year ending June 30, 2020; and

d.

You will also be eligible for any LTIP award that would otherwise be settled in the normal course through your Termination Date, specifically your 2016 PSU award covering 6,541 shares (at target performance level) that is eligible for vesting on June 30, 2019, the number of shares covered by the award to be adjusted based on actual Company performance through the end of the performance period ending June 30, 2019, as determined by the Compensation Committee, to be settled, if and when earned, no later than sixty (60) days after the end of the performance period.

Except as otherwise provided for in this Letter Agreement, you acknowledge that you have been paid by the Company for all hours worked as an employee of the Company and are in receipt of all amounts due from the Company, including but not limited to the following: (i) all wages, incentive compensation and bonuses and (ii) reimbursement for all reasonable and necessary business travel and entertainment expenses incurred by you on behalf of the Company. No other amounts are due to you from the Company or any of its affiliates, or from any of the Company’s benefit plans or plan administrators, except pursuant to this Letter Agreement (if it becomes effective and enforceable). In addition, the Company is extending additional benefits outlined immediately below. However, in order to receive those benefits, you must sign (and not revoke) this Letter Agreement and, and within three (3) days of the Termination Date, the attached Release (in the form of “Exhibit A”) of all legal claims against the Company. You are under no obligation to accept this proposal.

3.

The following is a summary of the additional benefits you will receive if you sign (and do not revoke) this Letter Agreement and the attached Release (in the form of Exhibit A), and as consideration for the other agreements set forth herein:

a.

Severance benefit equal to fifty-two (52) weeks of your current base salary of $425,000, payable over time bi-weekly in accordance with the Company’s payroll practices, commencing as soon as practicable after the Release has been signed and the revocation period has expired.

b.

Continued health care coverage under the Company’s health plan for a period of twelve (12) months from your Termination Date, which coverage shall run concurrently with any COBRA coverage you select; thereafter, the cost of your COBRA coverage shall be at your expense for the balance of the six (6) month continuation period.

c.

Continued eligibility to participate in the Company’s (i) car allowance program for the period during which any severance benefit is payable under 3.a above, and (ii) executive physical program for 2019 and 2020, subject to the requirement that you complete any physical prior to September 2, 2020.

d.

Your LTIP Awards (e.g., RSUs, PSUs and Stock Options) under the Company’s 2015 Omnibus Incentive Plan will continue to vest after your Termination Date as if you continued employment through August 2, 2020 as further described below:

i.	Stock Option Awards:

a)	2015 Stock option award covering 2,198 shares that would otherwise be forfeited will vest on September 30, 2019 and will remain exercisable for ninety (90) days post vesting;

b)	2016 Stock option award covering 6,939 shares that would otherwise be forfeited will vest on August 9, 2019 and remain exercisable for ninety (90) days post vesting;

c)	2017 Stock option award covering 4,505 shares that would otherwise be forfeited will vest on September 21, 2019 and remain exercisable for ninety (90) days post vesting; and

d)	2018 Stock option Award covering 3,628 shares that would otherwise be forfeited will vest on September 10, 2019 and remain exercisable for ninety (90) days post vesting.

ii.	Restricted Stock Unit Awards (“RSUs”):

a)	2015 RSU covering 2,198 shares that would otherwise be forfeited will vest on September 30, 2019 and be settled as soon as practicable thereafter;

b)	2016 RSU covering 2,576 shares that would otherwise be forfeited will vest on August 9, 2019 and be settled as soon as practicable thereafter;

c)	2017 RSU covering 1,599 shares that would otherwise be forfeited will vest on September 21, 2019 and be settled as soon as practicable thereafter; and

d)	2018 RSU covering 1,416 shares that would otherwise be forfeited will vest on September 10, 2019 and be settled as soon as practicable thereafter.

iii.	Performance-Based Restricted Stock Unit Awards (“PSUs”)

a)

2017 PSU target award covering 6,661 shares (at target performance level) that would otherwise be forfeited will be eligible for vesting (with no proration for early termination), the number of shares covered by the award to be adjusted based on actual performance through the performance period ending June 30, 2020, as determined by the Compensation Committee, to be settled, if and when earned, no later than sixty (60 days) after the end of the performance period.

These payments, benefits and settlement of equity awards will be subject to withholding of income and employment taxes to the extent required by law and in accordance with applicable plan documents.

4.

In consideration of the Company’s agreement to provide you with the benefits outlined in paragraph 3 above, you agree to sign (and not revoke) the attached Release (in the form of Exhibit A) within three (3) days of the Termination Date. The Release specifically covers all claims that you may have under municipal, state, or federal law, including claims of age discrimination under the Age Discrimination in Employment Act.

5.

You agree to keep confidential and not disclose after termination of your employment any information received by you during or as a result of your employment with the Company that might reasonably be construed to be confidential or adverse to the interests of the Company. In addition, each party agrees to not, either directly or indirectly, make, publish, or disseminate any statement, communication, or other representation that would hurt or disparage the other party after the termination of your employment with the Company; provided that this responsibility is not intended to inhibit complete and truthful testimony in the event either party is ever requested to provide information to a court or government agency, nor in the case of the Company to provide information in Company filings with or submissions to the Securities and Exchange Commission or otherwise in fulfillment of its obligations under any law, rule, regulation, order or proceeding.

6.

The parties acknowledge that any violation of paragraph 5 of this Letter Agreement is likely to result in irreparable harm to the Company and you. You thus agree that if you violate paragraph 5, the Company shall have the right to seek and secure injunctive relief to stop any such breaches. You agree that if such breach should occur, the Company shall be entitled to injunctive relief to prevent any such violations, and shall not be obligated to post any bond to secure that relief. You also agree that the Company shall be entitled to recover its reasonable attorneys’ fees and costs incurred in pursuing its remedies, to the extent permitted by law, as well as any other damages a court deems appropriate. Similarly, in the event that the Company violates the non-disparagement provisions of paragraph 5 of this letter agreement, the Company also acknowledges that you shall have the right to seek and secure injunctive relief to stop any such violation of paragraph 5 and shall not be obligated to post any bond to secure such relief.

7.

You expressly acknowledge and represent that: (i) you have suffered no injuries or occupational diseases arising out of or in connection with your employment with the Company; (ii) you have received all wages to which you were entitled as an employee of the Company; (iii) you have received all leave to which you were entitled under the Family and Medical Leave Act (“FMLA”) or similar state law; (iv) you are not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act or similar state law; (v) you are not aware of any facts that may constitute violations of the Company’s code of conduct and/or legal obligations, including the federal securities laws; and (vi) you have not filed any employment discrimination, wrongful discharge, wage and hour, or any other complaints or charges in any local, state or federal court, tribunal, or administrative agency against the Company or its parent, subsidiaries (whether or not wholly-owned), affiliates, divisions, predecessors, successors, insurers or assigns, or any other related individuals or entities, jointly or individually, or their past or present stockholders, directors, officers, trustees, agents, insurers, representatives, attorneys, benefit plans, benefit plan administrators or trustees, or employees.

8.

This Letter Agreement supersedes any previous agreements relating to your rights upon termination of your employment with the Company. However, any agreement relating to the Company’s intellectual property, non-competition or code of conduct remains in effect.

9.

You are advised to consult with an attorney before signing this Letter Agreement and the Release. With the exception of your review of this Letter Agreement with your immediate family members, attorney, accountant, or income tax preparer, you agree not to disclose the terms of this Letter Agreement to any other party, including any other employees of the Company.

10.

You are advised that you have up to twenty-one (21) days to consider the terms of this Letter Agreement and the Release before you sign them. In addition, you may revoke this Letter Agreement and the Release within seven (7) days after you sign them by giving written notice to: A. Brent King, Senior Vice President, General Counsel and Secretary, 12500 West Creek Parkway, Richmond, Virginia 23238. If you revoke this Letter Agreement or the Release, you will not be entitled to receive any of the benefits outlined in paragraph 3 of the Letter Agreement.

11.

This Letter Agreement and the attached Release shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction.

12.

This Letter Agreement and the attached Release set forth our entire agreement regarding termination of your employment with the Company. You understand and agree that no representations, other than what is explicitly provided for in this Letter Agreement and the attached Release, have been made to you.

13.	This Letter Agreement and the attached Release may be amended or modified only by another writing executed by both the Company and you.

14.

If any provision of this Letter Agreement or the attached Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Letter Agreement and attached Release; provided, however, that upon any finding by a court of competent jurisdiction that the release and/or promises provided for in the attached Release are illegal, void or unenforceable, you agree, at the Company’s request, to execute promptly a release and/or promise of comparable scope that is legal and enforceable. If such a release is not executed by you, you shall promptly return to the Company any benefit received by you described in paragraph 3 of this Letter Agreement.

15.

If the provisions of Section 409A of the Internal Revenue Code, as amended, require the payment of any amount to be deferred, we agree that the payment schedule will be revised to comply with such terms.

16.

If you agree to the terms set forth in this Letter Agreement, please indicate your agreement and acceptance by voluntarily signing this Letter Agreement and the attached Release in the spaces provided and return the original of each document to me.

In signing this Letter Agreement and the attached Release, you agree that: (i) you have carefully read this Letter Agreement and the attached Release; (ii) you fully understand all of their terms; (iii) you are freely and voluntarily entering into this Letter Agreement, and knowingly releasing the Company in accordance with the terms contained in the attached Release; (iv) before signing this Letter Agreement and attached Release, you had the opportunity to consult with an attorney of your choice and you were advised by the Company to do so; and (v) you have been given twenty-one (21) days to consider this Letter Agreement and the attached Release and seven (7) days to revoke this Letter Agreement and the attached Release.

Sincerely,

PERFORMANCE FOOD GROUP COMPANY

By	/s/ George L. Holm
George L. Holm
Chairman, President & Chief Executive Officer

Agreed and accepted:

/s/ Carol A. O’Connell
Carol A. O’Connell

Date:	March 4, 2019

Exhibit A

RELEASE

In consideration of the severance benefits offered to me by Performance Food Group Company (the “Company”) in the Letter Agreement dated as of March 4, 2019 (the “Letter Agreement”) and other consideration, I on behalf of myself, and on behalf of my heirs, administrators, representatives, successors, and assigns (the “Releasors”), hereby release acquit and forever discharge the Company, all of its past, present and future subsidiaries and affiliates and all of their respective directors, officers, employees, agents, trustees, partners, shareholders, consultants, independent contractors and representatives, all of their respective heirs, successors, and assigns and all persons acting by, through, under or in concert with them (the “Releasees”) from any and all claims, charges, complaints, obligations, promises, agreements, controversies, damages, remedies, demands, actions, causes of action, suits, rights, costs, debts, expenses and liabilities that the Releasors might otherwise have asserted arising out of my employment with the Company and its subsidiaries and affiliates, including the termination of that employment, arising at any time prior to the date of my execution of this Release.

However, the Releasors are not releasing any rights under (i) any qualified employee retirement plan; (ii) any claim for compensation and benefits to be provided to me under the Letter Agreement; (iii) any claim for vested benefits or benefits that I am otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Company’s affiliates at or subsequent to the Termination Date (as defined in the Letter Agreement); (iv) any claim related to my indemnification as an officer, director and employee of the Company or its affiliates under the Company’s Certificate of Incorporation or By-Laws or applicable law or any claim related to coverage under the Company’s contract of directors and officers liability insurance; or (v) any rights or claims that may arise after the date on which I sign this release (the “Release”). Those rights shall survive unaffected by this Release.

I understand that, as a consequence of my signing this Release, I am giving up, any and all rights I might otherwise have with respect to my employment and the termination of that employment including but not limited to rights under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) any and all other federal, state, or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap, or other invidious factor, or retaliation; and (3) any and all theories of contract or tort law related to my employment or termination thereof, whether based on common law or otherwise.

I acknowledge and agree that:

A.    The benefits I am receiving under the Letter Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

B.    The Company advised me in writing to consult with an attorney prior to signing this Release.

C.    I was given a period of at least twenty-one (21) days within which to consider this Release; and

D.    The Company has advised me of my statutory right to revoke my agreement to this Release at any time within seven (7) days of my signing this Release by delivering written notice of such revocation to A. Brent King, Senior Vice President, Secretary and General Counsel, Performance Food Group, 12500 West Creek Parkway, Richmond, Virginia 23238 and this Release shall be come final and binding if no such notice of revocation is received by the Company within such seven (7) period.

I warrant and represent that my decision to sign this Release was (1) entirely voluntary on my part; (2) not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Agreement; and (3) did not result from any threats or other coercive activities to induce my agreement to this Release.

If I exercise my right to revoke this Release within seven (7) days of my execution of this Release, I warrant and represent that I will: (1) notify the Company in writing, in accordance with the attached Letter Agreement, of my revocation of this Release; and (2) simultaneously return in full any consideration received from the Company or any employee benefit plan sponsored by the Company.

The parties agree that this release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (the “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, the parties agree that this release shall not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Releasors knowingly and voluntarily waive all rights or claims that arose prior to the date hereof that the Releasors may have against the Releasees to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, or experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles. I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release. Notwithstanding any other provision in this Release, the parties agree that this Release does not prohibit me from: (1) filing a charge with or communicating with the National Labor Relations Board, the EEOC, or another federal, state or local government official for the purpose of reporting or investigating a suspected violation of law; or (2) communicating directly with the U.S. Securities and Exchange Commission about a possible securities law violation.

Signature:
Carol A. O’Connell

Date: